SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               MEDIQ Incorporated
     ----------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                                       N/A
     ----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement No.:

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(4) Date filed:

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

                               MEDIQ INCORPORATED
                                ONE MEDIQ PLAZA
                       PENNSAUKEN, NEW JERSEY 08110-1460

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 5, 1997

                         ------------------------------

                                                                January 30, 1997

To the Stockholders:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of MEDIQ Incorporated, which will be held at 10:00 a.m. on Wednesday, March 5, 1997, at the Company's corporate headquarters, One MEDIQ Plaza, Pennsauken, New Jersey, for the following purposes:

          1. To elect a Board of seven Directors; and

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on January 27, 1997 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     The Company's Annual Report for fiscal 1996 is enclosed.

     WHETHER OR NOT YOU PLAN TO ATTEND THE 1997 ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY OR PROXIES IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. RETURNING YOUR PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors

                                          EUGENE M. SCHLOSS, JR.
                                          Secretary

                               MEDIQ INCORPORATED
                                ONE MEDIQ PLAZA
                       PENNSAUKEN, NEW JERSEY 08110-1460

                               -------------------
                                 PROXY STATEMENT
                               -------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of MEDIQ Incorporated (the 'Company'), a Delaware corporation, for use at the 1997 Annual Meeting of Stockholders scheduled for 10:00 a.m. on Wednesday, March 5, 1997 at the Company's corporate headquarters, One MEDIQ Plaza, Pennsauken, New Jersey 08110-1460, and at any postponements or adjournments thereof. This proxy statement and the accompanying forms of proxy are first being mailed to stockholders on or about January 30, 1997.

     Shares represented by properly executed proxy cards received by the Company at or before the meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented FOR the election of the nominees for directors named in this proxy statement. The persons named on the proxy card will vote according to their best judgment as to any other business which properly comes before the meeting.

     Signing and returning the accompanying proxy will not affect a stockholder's right to attend the Annual Meeting or vote in person. A proxy may be revoked at any time before it is voted at the meeting by filing with the Secretary of the Company an instrument revoking it, by a duly executed proxy bearing a later date, or by attending the 1997 Annual Meeting and voting by ballot at the meeting. Only stockholders of record at the close of business on January 27, 1997, the record date for the meeting, will be entitled to vote at the Annual Meeting.

     The cost of this proxy statement will be paid by the Company. Additional solicitation by mail, telephone, telecopy or by personal solicitation may be done by directors, officers and employees of the Company, for which they will receive no additional compensation. Brokerage houses, fiduciaries and other nominees holding shares of the Company's stock as of the record date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses.

                            QUORUM AND OTHER MATTERS

     The presence at the 1997 Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the total number of votes authorized to be cast by outstanding shares of all authorized classes of the Company's capital stock at the close of business on January 27, 1997 is necessary to constitute a quorum. In determining whether a quorum exists, holders of shares will be treated as being present at the Annual Meeting if the holders of such shares are present in person or are represented by valid proxies, whether the proxy cards granting such proxies are marked as casting a vote or abstaining or are left blank.

     In the election of directors, assuming a quorum is present, the seven nominees receiving the highest number of votes cast at the Annual Meeting will be elected directors. The affirmative vote of a majority of the votes cast at the meeting is required for the approval of any other matter to come before the annual meeting. In determining the number of votes cast, shares abstaining from voting and shares held in street name that are indicated as not being voted due to lack of discretionary authority will not be treated as votes cast. Stockholders do not have cumulative voting rights in the election of directors.

     The Company has two classes of outstanding stock, Common Stock ('Common Stock'), par value $1.00 per share and Series A Preferred Stock ('Preferred Stock'), par value $.50 per share. At the close of business on January 27, 1997, the record date for the Annual Meeting, there were outstanding 18,511,394 shares of Common Stock, and 6,300,501 shares of Preferred Stock.

     The holders of shares of Common Stock are entitled to one vote per share. The holders of shares of Preferred Stock are entitled to ten votes per share. The Common Stock and Preferred Stock generally vote together as a single class, except that pursuant to the Company's Certificate of Incorporation, the nominees for director who are not officers or employees of the Company ('Outside Directors') are to be elected solely by the holders of Common Stock, voting as a separate class.

     As of January 27, 1997, the directors and executive officers of the Company owned approximately 4,942,618 shares of Common Stock and 4,958,213 shares of Preferred Stock, or approximately 27% and 79% of the outstanding Common
Stock and Preferred Stock, respectively (including for this purpose shares held by certain Trusts for which certain directors act as trustees (the 'Trusts')). Consequently, the directors and executive officers can cast approximately 67% of the total outstanding votes on all matters scheduled to come before the meeting, other than on the election of Outside Directors, who are elected by the holders of Common Stock voting separately. In the election of Outside Directors, directors and executive officers can cast approximately 27% of the total outstanding votes (including for this purpose shares owned by the Trusts). Each director and executive officer has advised the Company that he or she intends to vote his or her shares of Common Stock and Preferred Stock for the election of those persons nominated by the Board (including those persons nominated as Outside Directors).

                            1. ELECTION OF DIRECTORS

     A Board of seven directors will be elected at the 1997 Annual Meeting. All directors are elected annually and, if elected, will hold office until the next annual meeting of stockholders and until the election and qualification of their successors.

NOMINEES FOR ELECTION AS DIRECTORS/IDENTIFICATION OF EXECUTIVE OFFICERS

     Set forth below is certain information concerning the nominees for election as a director. The nominees for election as Outside Directors, to be elected by the holders of Common Stock, voting separately, are: Sheldon M. Bonovitz, Mark
S. Levitan, H. Scott Miller and Jacob A. Shipon. Each nominee for director is currently serving as a director of the Company. Although the Board has no reason to anticipate that any nominee will decline or be unable to serve, if any nominee does decline or is unable to serve, proxies may be voted for the election of a substitute nominee, or the Board may reduce the number of directors. The table also sets forth certain information concerning an executive officer who is not a director of the Company.

  NAME AND OFFICES                         DIRECTOR
  WITH THE COMPANY               AGE        SINCE                     PRINCIPAL OCCUPATION AND EXPERIENCE
--------------------             ---       -------- ----------------------------------------------------------------------
Nominees for Election
  as Director
  -----------

Michael J. Rotko                  58         1965   Partner, Drinker Biddle & Reath, a law firm (since 1993); formerly U.S.
  Chairman of the Board                             Attorney, Eastern District of Pennsylvania (1993); previously First
  of Directors                                      Assistant U.S. Attorney, Eastern District of Pennsylvania (1990-1993)

Jacob A. Shipon                   58         1981   Physician in private practice; formerly Director, Copelco Financial
  Vice Chairman of the                              Services Group, Inc.
  Board of Directors

Thomas E. Carroll                 53         1995   President and Chief Executive Officer (since 1995); formerly President
  President and Chief                               and Chief Operating Officer of MEDIQ/PRN (1994-95); formerly Executive
  Executive Officer                                 Vice President and Chief Operating Officer of MEDIQ/PRN (1990-94)

Michael F. Sandler                51         1994   Senior Vice President, Finance and Chief Financial Officer (since 1988)
  Director, Senior Vice                             and Treasurer (since 1991); and Director, InnoServ Technologies, Inc.
  President -- Finance,                             (medical equipment support services)
  Treasurer and Chief
  Financial Officer

Sheldon M. Bonovitz               59         1995   Partner, Duane, Morris & Heckscher, a law firm; Director of Comcast
  Director                                          Corporation (cable and cellular technologies) and Surgical Laser
                                                    Technologies, Inc. (medical technologies)

Mark S. Levitan                   63         1981   Executive Director of the Foundation for Ichthyosis and Related Skin
  Director                                          Types; Chairman of the Board of Directors of HOMECARE USA (home medical equipment rentals); formerly Vice President -- Consulting Division,
                                                    MedQuist Inc. (healthcare information services); formerly Partner,
                                                    Management Partners, Inc. (healthcare consultants), which was acquired in 1994 by MedQuist Inc.

H. Scott Miller                   47         1992   President, Strategic Advisors, Inc. (merchant banking) (since 1994);
  Director                                          formerly Manager, Private Investor Group, Miller, Anderson & Sherrerd
                                                    (financial management services) (1989-1993)

Other Executive Officer
-----------------------

Jay M. Kaplan                     48          n/a   Senior Vice President and Chief Financial Officer of MEDIQ/PRN Life Support
  Senior Vice President                             Services, Inc. ("MEDIQ/PRN")(since 1992); Assistant Treasurer of MEDIQ, formerly
  and Chief Financial                               Vice President --Controller of MEDIQ (1986-1992).
  Officer of MEDIQ/PRN

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held 23 meetings (including action by unanimous written consent) during the fiscal year ended September 30, 1996. The Board has six standing committees, the Executive Committee, the Compensation Committee, the Stock Option Committee, the Audit Committee, the Pension Plan Retirement Committee and the Nominating Committee. The Nominating Committee considers nominees recommended by stockholders in writing, addressed to the Secretary of the Company not later than 120 days in advance of the date the Company's proxy statement was released to stockholders for the previous year's annual meeting (approximately October 1 of each year) for consideration by stockholders at the next following annual meeting of stockholders. During fiscal 1996, all directors attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board on which they served.

     The Executive Committee. Messrs. Bonovitz, Carroll, Miller, Rotko and Sandler served as members of the Executive Committee during fiscal 1996. This committee, between meetings of the Board of Directors and while the Board of Directors is not in session, has the power to exercise all of the duties of the Board of Directors in the management of the business of the Company which is lawfully delegated to it by the Board of Directors. Although the members of this committee met frequently, there were no formal meetings of this committee during fiscal 1996.

     The Compensation Committee. Messrs. Bonovitz, Carroll, Miller and Rotko served as members of the Compensation Committee during fiscal 1996. This committee reviews categories of compensation levels of the Company's employees and determines guidelines for future compensation, including incentive compensation. However, Mr. Carroll is not considered as a member of the Compensation Committee as to any matter relating to his own compensation. This committee held one meeting during fiscal 1996.

     The Stock Option Committee. Until December 1995, Mrs. Bessie G. Rotko, Mr. Rotko and Dr. Shipon served as the members of the Stock Option Committee, and following December 1995 through the remainder of fiscal 1996, Messrs. Bonovitz, Miller, Rotko and Dr. Shipon served as members of the Stock Option Committee. This committee is authorized to grant options to officers and key employees of the Company pursuant to the Company's Stock Option Plan and otherwise. This committee held five meetings during fiscal 1996.

     The Audit Committee. Messrs. Bonovitz, Felzer, Levitan and Miller served as members of the Audit Committee during fiscal 1996. The primary responsibilities of this committee are to recommend annually the independent public accountants for appointment by the Board as auditors for the Company, review the scope of the audit made by the accountants, review the audit reports submitted by the accountants, conduct such other reviews as the committee deems appropriate and make reports and recommendations to the Board within the scope of its functions. This committee held one meeting during fiscal 1996.

     The Nominating Committee. Messrs. Bonovitz, Miller, Rotko and Dr. Shipon served as members of the Nominating Committee during fiscal 1996. The primary responsibility of the Nominating Committee is to consider nominees for director recommended by stockholders. This committee held no meetings during fiscal 1996.

     Compensation of Directors. The Chairman of the Board of Directors received an annual director's fee of $50,000 for his services in such capacity during fiscal 1996. The other directors who are not executive officers received an annual director's fee of $15,000 for their services in such capacity during fiscal 1996. Directors who are executive officers of the Company or of any of its subsidiaries receive no additional compensation for their service as directors. In addition, in fiscal 1996 the non-officer directors who served on the Executive Committee received an hourly stipend for performing services for the Company on board committees and additional services as requested by the Executive Committee. This amounted to $126,000 in the case of Mr. Bonovitz and $30,000 in the case of Mr. Miller.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, as well as persons beneficially owning more than 10% of the Company's shares of Common Stock and certain other persons (collectively, 'Covered Persons') to file with the Securities and Exchange Commission and the American Stock Exchange, within specified time periods, initial reports of ownership, and subsequent reports of changes in ownership, of shares of Common Stock and certain other securities of the Company. Based solely upon the Company's review of copies of such reports furnished to it, to the Company's knowledge all of the Section 16(a) filing requirements applicable to Covered Persons were complied with in fiscal 1996.

                                2. OTHER MATTERS

     The Board of Directors knows of no matters to be presented for action at the 1997 Annual Meeting, other than those set forth in the attached Notice and customary procedural matters. However, if any other matters should properly come before the meeting or any adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting such proxies.

                             ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of January 27, 1997, the beneficial ownership of shares of the Company's Common Stock and Preferred Stock by: (i) each person who is known by the Company to be the beneficial owner of more than 5% of such shares; (ii) each director and nominee for director of the Company;
(iii) each of the executive officers named in the Summary Compensation Table (included elsewhere herein); and (iv) all directors and executive officers of the Company as a group. This information is based upon public filings and in the case of the Company's officers and directors, information provided to the Company by such persons.

                                                                COMMON STOCK                    PREFERRED STOCK
                                                       -------------------------------  -------------------------------
                                                                          PERCENT                          PERCENT
                                                          NUMBER         OF CLASS          NUMBER         OF CLASS
                     NAME(1)(2)                         OF SHARES       OUTSTANDING      OF SHARES       OUTSTANDING
-----------------------------------------------------  ------------  -----------------  ------------  -----------------
Michael J. Rotko(3)                                      4,137,260       22.4%           4,150,743          65.9%
Thomas E. Carroll(4)                                       170,462          *                   --            --
Michael F. Sandler(5)                                      173,445          *                   --            --
Sheldon M. Bonovitz                                         14,100          *                   --            --
Lionel Felzer(6)                                           380,013        2.1%                 490             *
Mark S. Levitan                                              5,150          *                   --            --
H. Scott Miller(7)                                           3,600          *                4,300             *
Jacob A. Shipon(3)(8)                                        1,650          *                1,650             *
Jay M. Kaplan(9)                                            56,938          *                   --            --
Bernard J. Korman                                        2,051,625       11.1%             801,030          12.7%
  c/o Graduate Health System
  22nd and Chestnut Sts.
  Philadelphia, PA 19103
All directors and executive officers as a
  group (9 persons)                                      4,942,618         27%           4,958,213            79%

------------------
* Less than one percent.

 (1) Unless otherwise indicated, beneficial ownership is based on sole voting and dispositive power with respect to the shares, and shares are held by the person listed or members of his or her family. Shares of Common Stock which the individual has the right to acquire, upon exercise of options and in certain other circumstances, are deemed to be outstanding and beneficially owned by the individual.

 (2) Unless otherwise indicated, the address of each person listed in the table is c/o One MEDIQ Plaza, Pennsauken, NJ 08110-1460.

 (3) Michael J. Rotko is the son of Bessie G. Rotko. Mrs. Rotko, who resigned as a director effective November 29, 1995, is the income beneficiary, during her lifetime, of certain trusts (the 'Rotko Trusts') created by her late husband, Bernard B. Rotko, M.D., who was the founder of the Company. The Rotko Trusts collectively hold 3,638,664 shares of Common Stock, including shares which may be acquired upon conversion of convertible debentures, and 3,647,197 shares of Preferred Stock, as to which Mrs. Rotko, Mr. Rotko, Judith M. Shipon, John Iskrant, Esq. and PNC Bank, National Association, share voting and dispositive power as co-trustees. Mrs. Shipon is the wife of Jacob A. Shipon and the daughter of Mrs. Rotko and the late Dr. Rotko. The shares set forth in the above chart for Mr. Rotko include 7,308 shares of Common Stock and 7,308 shares of Preferred Stock, respectively, held as custodian for children. Mr. Rotko is also a co-trustee of four additional Trusts established by the late Dr. Rotko for the benefit of certain grandchildren of Dr. Rotko. Collectively, these four Trusts hold 49,941 shares of Common Stock and 54,891 shares of Preferred Stock. As a trustee of the Trusts described above (including the Rotko Trusts), Mr. Rotko may be deemed a beneficial owner of the shares owned by the Trusts, which consequently are included in the Stock Ownership Table.

 (4) Includes 8,042 shares of Common Stock owned by Mr. Carroll's spouse and children, 1,167 shares of Common Stock owned jointly by Mr. Carroll and his spouse and an aggregate of 138,167 shares of Common Stock which may be acquired upon exercise of stock options, or acquired upon conversion of outstanding convertible debentures.

 (5) Includes 165,000 shares of Common Stock which may be acquired upon exercise of stock options.

 (6) Lionel Felzer is the brother-in-law of Mrs. Rotko. Mr. Felzer is currently a director of the Company but is not a nominee for re-election. Includes 124,035 shares of Common Stock which is held by a trust for the benefit of Mr. Felzer's spouse and 31,726 shares of Common Stock which may be acquired upon exercise of stock options.

 (7) H. Scott Miller provides financial advisory services to the Rotko Trusts described in footnote 3. Includes 1,600 shares of Preferred Stock held by the estate of Mr. Miller's mother.

 (8) Dr. Shipon is the son-in-law of Mrs. Rotko. Excludes 441,351 shares of Common Stock and 441,351 shares of Preferred Stock, respectively, which are owned by Mrs. Shipon, Dr. Shipon's spouse. Mrs. Shipon is a trustee of the Rotko Trusts described in footnote 3, and may be deemed a beneficial owner of the shares owned by the Rotko Trusts. Mrs. Shipon is also a trustee of two additional trusts established by the late Dr. Rotko for the benefit of certain grandchildren. Collectively, the trusts for the benefit of certain grandchildren of Dr. Rotko of which Mrs. Shipon serves as co-trustee hold 9,900 shares of Common Stock and 9,900 shares of Preferred Stock. Dr. Shipon disclaims beneficial ownership of the shares held by his wife.

 (9) Includes 30,012 shares of Common Stock which may be acquired upon exercise of stock options and 6,800 shares of Common Stock which may be acquired upon conversion of outstanding convertible debentures.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the annual and long-term compensation paid or accrued for the Company's Chief Executive Officer and the other executive officers whose total annual salary and bonus exceeded $100,000 for services rendered to the Company and its subsidiaries during fiscal year 1996.

                                                                                                LONG-TERM
                                                                                               COMPENSATION
                                                                            ANNUAL          ------------------
                                                                        COMPENSATION(1)        COMMON STOCK
                                                                    ----------------------      UNDERLYING
              NAME AND PRINCIPAL POSITION                  YEAR      SALARY $    BONUS $     STOCK OPTIONS(#)
-------------------------------------------------------  --------   ----------  ----------  ------------------
Thomas E. Carroll                                          1996      $297,000  $135,000           250,000
  President and Chief                                      1995       265,000   206,000                --
  Executive Officer                                        1994       213,000    18,000                --

Michael F. Sandler                                         1996      $250,000  $100,000                --
  Senior Vice President --                                 1995       250,000   100,000                --
  Finance, Treasurer & Chief                               1994       250,000   104,000                --
  Financial Officer

Jay M. Kaplan                                              1996      $177,000  $ 70,000            85,000
  Senior Vice President and                                1995       165,000    74,000                --
  Chief Financial Officer of                               1994       154,000    29,000                --
  MEDIQ/PRN

------------------
(1) The Company has omitted in the Summary Compensation Table information concerning the value of perquisites and other personal benefits which, in the aggregate, do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for the named executive officers. The Table also omits information regarding the SARs granted to Mr. Carroll respecting MEDIQ/PRN, as described elsewhere in this Proxy Statement.

                        OPTION/SAR GRANTS IN FISCAL 1996

                                      INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------   POTENTIAL REALIZABLE
                                                    PERCENT OF                                    VALUE AT ASSUMED
                                     NUMBER OF         TOTAL                                   ANNUAL RATES OF STOCK
                                    SECURITIES     OPTIONS/SARS                                 PRICES APPRECIATION
                                    UNDERLYING      GRANTED TO      EXERCISE OR                   FOR OPTION TERM
                                   OPTIONS/SARS    EMPLOYEES IN     BASE PRICE    EXPIRATION   ----------------------
              NAME                  GRANTED (#)     FISCAL YEAR       ($/SH)         DATE       5% ($)      10% ($)
---------------------------------  -------------  ---------------  -------------  -----------  ---------  -----------
Thomas E. Carroll(1)                   100,000          8.67%          $4.00      10/23/05     $252,000   $  637,000
                                       150,000         13.01%          $4.53      12/12/05     $427,000   $1,083,000
Michael F. Sandler                          --            --              --            --           --           --
Jay M. Kaplan                           85,000          7.37%          $4.53      12/12/05     $242,000   $  614,000


------------------
(1) The Table omits information regarding the SARs granted to Mr. Carroll respecting MEDIQ/PRN, as described elsewhere in this Proxy Statement.

                   AGGREGATE OPTION EXERCISES IN FISCAL 1996
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                              NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                             UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                               OPTIONS AT FISCAL           OPTIONS AT
                                                                                  YEAR-END (#)        FISCAL YEAR-END ($)
                                     SHARES ACQUIRED                              EXERCISABLE/            EXERCISABLE/
            NAME                     ON EXERCISE (#)    VALUE REALIZED ($)     UNEXERCISABLE (1,2)      UNEXERCISABLE (3)
---------------------------------  -------------------  -------------------  -----------------------  --------------------
Thomas E. Carroll                          --                   --               137,500/120,000      $246,000/$161,000(4)
Michael F. Sandler                         --                   --               165,000/--           $456,000/--
Jay M. Kaplan                              --                   --                30,012/68,000       $ 58,000/$91,000

------------------
(1) No stock options or SARs were exercised by the named executive officers in fiscal 1996.
(2) Options are to acquire shares of the Company's Common Stock.
(3) Based upon the closing prices at September 30, 1996.
(4) The SARs granted to Mr. Carroll are based on the value of MEDIQ/PRN, as described elsewhere herein. At the Company's fiscal year end, these SARs had no value.

RETIREMENT PLAN

     The following table shows the estimated annual pension benefits payable upon retirement to participants of the Company's noncontributory defined benefit pension plan (the 'Pension Plan') for various salary levels and years of service:

                                      ESTIMATED ANNUAL BENEFITS
                                    PAYABLE AT AGE 65 FOR VARIOUS
     AVERAGE ANNUAL                   YEARS OF PLAN MEMBERSHIP
  COMPENSATION DURING     -------------------------------------------------
    PLAN MEMBERSHIP           10           20           30           40
------------------------  ----------  -----------  -----------  -----------

        $500,000           $68,192     $112,000     $104,000     $104,000
         400,000            54,192      107,404      104,000      104,000
         300,000            40,192       79,404      104,000      104,000
         200,000            26,192       51,404       76,489       89,222
         100,000            12,192       23,404       34,489       40,222

     Average annual benefits are based upon the participant's annual compensation (including bonuses and similar special pay), as more fully defined in the Pension Plan, over the number of years of participation up to a maximum of 35 years. During fiscal 1996, the maximum amount of annual compensation which may be included for Pension Plan purposes was $150,000 (not reflected in figures above). The figures shown above apply under the Pension Plan as of December 31, 1996. Estimated annual benefits are determined in part by the average Social Security wage base during the 35 years ending in the year of Social Security Normal Retirement Age. The benefit amounts listed are not subject to any deduction for Social Security or other offset amounts. As a result of limitations imposed under Federal income tax law, the maximum annual benefit payable under the Pension Plan for 1996 is $120,000, although the amount will be actuarially adjusted in accordance with Federal income tax regulations if payments commence prior to or following the date that unreduced Social Security benefits become payable. As of December 31, 1996, Messrs. Carroll, Sandler and Kaplan had 8, 8 and 23 years of service credited, respectively, under the Pension Plan.

EMPLOYMENT AGREEMENTS

     In April 1995, the Company entered into a two-year employment agreement with Mr. Carroll under which he agreed to serve as President and Chief Operating Officer of MEDIQ/PRN. This agreement is automatically renewed from year to year unless and until either party gives prior notice of an election to terminate at the end of the then-current term. Mr. Carroll was subsequently appointed as President and Chief Executive Officer of the Company. Pursuant to this agreement, Mr. Carroll received a one-time special payment of $100,000. He receives an annual salary of at least $265,000, and an incentive bonus of up to 60% of his base salary based on the achievement of performance criteria approved by the Compensation Committee. In addition, the agreement provided for a special bonus to be paid to Mr. Carroll if a Sale Transaction were to occur (as defined in the agreement). The agreement also provided that, if the Board of Directors determined not to proceed with a Sale Transaction, it would grant to Mr. Carroll 10-year options to purchase 100,000 shares of Common Stock and stock appreciation rights in MEDIQ/PRN equal to 2% of the increase, over certain specified periods, of the earnings of MEDIQ/PRN before interest, taxes, depreciation and amortization expense, as calculated pursuant to a formula contained in the agreement, and he would no longer be entitled to a bonus in the event of a Sale Transaction. Pursuant to the agreement, in October 1995, following the Board of Directors' determination not to proceed with a Sale Transaction, the Company granted the options to Mr. Carroll at an exercise price of $4.00, the market value of the Common Stock as of the date of grant, and issued to him the stock appreciation rights.

     In June 1995, the Company entered into a two-year employment agreement with Mr. Sandler (which replaced a prior agreement entered into in 1988). This agreement is automatically renewed from year to year unless and until either party gives prior notice of an election to terminate at the end of the then-current term. The agreement provides for a minimum annual salary of $250,000 and an incentive bonus based on the achievement of performance criteria approved by the Compensation Committee. The agreement also provides for a special bonus to be paid to Mr. Sandler upon a Sale Transaction, based on the value realized by the Company's stockholders in the event of such a transaction, if a Sale Transaction occurs during the Contract Term (as that term is defined therein) and the one-year period thereafter. If MEDIQ's stockholders receive value for the stock equal to $6.50 or more per share, Mr. Sandler's special bonus shall equal $500,000, plus an additional $1,000 for each additional $.01 by which the value exceeds $6.50. If the value received by the stockholders in a Sale Transaction is less than $6.50 per share, Mr. Sandler shall receive a special bonus equal to $200,000, plus any additional bonus at the discretion of the Board.

     In June 1995, the Company entered into an eighteen-month employment agreement with Mr. Kaplan providing for a minimum salary of $165,000 and an incentive bonus based on the achievement of performance criteria approved by the Compensation Committee. This agreement automatically renews from year to year unless and until either party gives prior notice of an election to terminate at the end of the then-current term. The agreement also provides for a special bonus to be paid to Mr. Kaplan upon the sale of MEDIQ/PRN if such sale occurs during the term of the agreement. Mr. Kaplan's special bonus in the event of such a transaction would be equal to the sum of .025% of the aggregate value, up to $375 million, of MEDIQ/PRN as determined by such event plus .15% of the value of MEDIQ/PRN in excess of $375 million.

     These employment agreements also include other provisions relating to benefits, confidentiality and other provisions customary in agreements of this nature. In addition, Mr. Carroll has agreed not to compete with the business of MEDIQ/PRN for one year following the termination of his employment under certain circumstances.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company's compensation arrangements reflect the philosophy of the Compensation Committee and Stock Option Committee, and the Board of Directors as a whole, that a significant portion of the annual compensation of the Company's executive officers should generally be linked to the Company's performance. The Company's compensation programs are designed to provide competitive financial rewards for successfully meeting the Company's strategic and operating objectives, with the purposes of retaining personnel and encouraging a performance-oriented environment. In fiscal 1996 incentive bonus targets were established for officers of the Company, including the executive officers named herein, based on achievement of revenue and EBITDA targets as well as personal goals established by senior management.

     The Company's incentive compensation plan rewards executive officers based upon individual performance and the achievement of targeted financial objectives. The plan provides for annual cash bonuses for the Company's executive officers of up to 60% of base salary, with each executive officer becoming entitled to a percentage of his or her bonus potential based upon the extent that the targeted objectives are met. Through this plan, a significant portion of each executive officer's annual total compensation is placed at risk in order to provide an incentive toward sustained high performance. In fiscal 1996, in the case of Mr. Kaplan, the criteria used to evaluate his bonus potential was based on the achievement of revenue and EBITDA targets for MEDIQ/PRN, as well as individual goals. The bonus potential for Messrs. Carroll and Sandler in 1996 was based on operating income goals of the Company as well as continued execution of the Company's strategic plan of divesting substantially all operating assets other than MEDIQ/PRN and MEDIQ Management Services, Inc. and using the proceeds thereof to reduce indebtedness. The Compensation Committee considered these factors, as well as the successful refinancing of a significant portion of its debt, and determined to provide each of the named executives with a bonus equal to 40% of their base salary, the level payable if each of the named executive officers met their targeted goals for the fiscal year.

     It is the Company's policy to use stock options to provide a link between compensation and the market performance of the Company's stock, and to focus management's attention on the enhancement of shareholder value. In fiscal 1996 the Company issued options to employees to purchase 1,153,000 shares of the Common Stock of the Company, including options for Mr. Carroll to purchase 150,000 shares and for Mr. Kaplan to purchase 85,000 shares of the Company's Common Stock.

COMPENSATION COMMITTEE

     Thomas E. Carroll*
     Sheldon M. Bonovitz
     H. Scott Miller
     Michael J. Rotko
------------------
* Mr. Carroll was not a member of the Compensation Committee as to any matter relating to his compensation.

STOCK PERFORMANCE CHART

     The following chart compares the percentage change in the cumulative total stockholder return on an investment in the Company's Common Stock, with the Standard & Poor's ('S&P') 500 Index and the S&P Medical Products and Supplies Index. The graph assumes that $100 was invested on September 30, 1991 in the Company's Common Stock and at the same time in each of the Standard & Poor's Indices. The comparison further assumes that all dividends were reinvested. The historical performance as reported below provides no assurances that this performance will continue in the future.


                                                                  Cumulative Total Return

                                                      ----------------------------------------------
                                                          9/91   9/92   9/93   9/94   9/95   9/96

Mediq Inc                                 MED              100    125    131    116    158    171

S & P 500                                 I500             100    111    125    130    169    203

S & P HLTH CARE (MED PRODS & SUPPLS)      IMDP             100     97     74     94    153    183

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Carroll, the Company's President and Chief Executive Officer, served on the Compensation Committee of the Board of Directors during fiscal year 1996, except that Mr. Carroll was not a member of the Compensation Committee as to any matter relating to his compensation.

OTHER

     Messrs. Miller and Sandler served as directors of MHM Services, Inc. during fiscal 1996, from which positions they resigned in January 1997. The Company is the payee under a certain note payable from MHM Services, Inc., dated August 31, 1993, with an amount outstanding of $10,477,776 as of January 15, 1997, which bears interest at a rate of prime plus 1.5%, currently 9.75%. In addition, MHM Services, Inc. is indebted to the Company for approximately an additional $390,000 that is not represented by the Note. MHM Services, Inc. made payments to the Company with respect to principal and interest payments on this indebtedness of $1,882,000 as well as professional fees totaling $38,000 in 1996. The Rotko Trusts described above together own 906,798 shares of the stock of MHM Services, Inc.

     Mr. Sandler served as a director of NutraMax Products, Inc. until he resigned from such position in December 1996. In September 1996, the Company entered into an agreement with NutraMax Products, Inc. pursuant to which NutraMax has agreed to repurchase all of the shares of NutraMax owned by the Company. In December 1996, NutraMax paid $19.9 million of the purchase price to the Company and gave to the Company its promissory note in the amount of $16.4 million. In addition, the Company received payments from NutraMax of $58,000 in 1996 primarily for professional service fees.

     Messrs. Bonovitz and Miller served as directors of PCI Services, Inc. during fiscal 1996, from which positions they resigned in October 1996. In fiscal 1996, in connection with the acquisition of PCI Services, Inc. by Cardinal Health, Inc., the Company's interest in PCI Services, Inc. was converted into shares of common stock of Cardinal Health, Inc. with a market value of approximately $79.2 million based on the closing price on October 11, 1996. In addition, the Company received payments from PCI of $65,000 in 1996 primarily for professional service fees.

     Michael J. Rotko is a partner in the law firm of Drinker Biddle & Reath, which provided legal services to the Company during fiscal year 1996 and in prior years. The Company was not charged by Drinker Biddle & Reath for any of Mr. Rotko's time on Company matters.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has not yet met to consider the appointment of an accountant to audit the financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1997. Deloitte & Touche, Certified Public Accountants, audited the financial statements of the Company and its subsidiaries for the fiscal year ended September 30, 1996. A representative of Deloitte & Touche will be present at the meeting, and will be available to respond to appropriate questions from shareholders.

                             STOCKHOLDERS' PROPOSALS

     Any stockholder who wishes to submit a proposal for presentation at the 1998 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company, at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than October 1, 1997.

                                   FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST DIRECTED TO THE ATTENTION OF THE SECRETARY OF THE COMPANY, AT THE COMPANY'S PRINCIPAL ADDRESS SHOWN ON THE COVER PAGE OF THIS PROXY STATEMENT. THE COMPANY WILL FURNISH TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K OF THE COMPANY FOR FISCAL 1996, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING OF SUCH EXHIBIT(S).